UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  September 29, 2008

ADVANCED LIFE SCIENCES HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-51436	30-0296543
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1440 Davey Road Woodridge, Illinois		60517
(Address of principal executive offices)		(Zip Code)

(630) 739-6744

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

Entrance into Development and Commercialization Agreement with Wyeth

On September 29, 2008, Advanced Life Sciences Holdings, Inc. (the “Company”) and Wyeth Pharmaceuticals, a division of Wyeth (“Wyeth”), entered into a development and commercialization agreement for cethromycin in the Asia Pacific region excluding Japan. Cethromycin is a novel once-a-day oral antibiotic for the treatment of community respiratory tract infections. The Company will retain exclusive rights to cethromycin in the rest of the world, including North America and Europe and excluding Japan.

Under the terms of the agreement, Wyeth made an up-front equity investment in the Company through the purchase of common stock representing approximately 4.9% of the Company’s total outstanding shares. In addition to future royalty payments, the Company would receive milestone and regulatory payments based on successful achievement of clinical, regulatory and commercial objectives in specific markets. The Company and Wyeth will collaborate to develop additional clinical data in the Asia Pacific region to support regulatory filings in that region.  It is not anticipated that Wyeth would file for regulatory approval in the Asia Pacific region prior to the Company obtaining U.S. approval for cethromycin from the FDA.

Wyeth’s equity investment in the Company was made pursuant to a Stock Purchase Agreement between the parties, which is discussed further in Item 3.02 below.

A copy of the press release dated October 1, 2008 announcing entry into this transaction is attached hereto as Exhibit 99.1.

Commitment Letter with Leaders Bank

On September 29, 2008, the Company received a commitment letter offering to increase availability under its existing loan facility with The Leaders Bank from $4 million to $10 million. The commitment provides that the loan would mature on January 1, 2011 and contain substantially similar terms and conditions as the existing loan agreement between the Company and The Leaders Bank.  In addition, (i) all borrowings under the increased line would bear interest at a fixed rate of 8.5%, (ii) the loan would be secured by substantially all the business assets of the Company, and (iii) all principal of the loan would be due upon maturity, with interest only payments due monthly.  Finally, the proposed terms include a covenant limiting the use of the SEDA (as defined and described immediately below in this Item) to $9,000,000 without the bank’s consent.  Consummation of the increased loan facility is subject to entering into definitive agreements and other customary closing conditions.  The commitment expires October 31, 2008.

The Company has also agreed to issue to Leaders as a closing fee warrants for the purchase of 65,000 shares of its common stock at an exercise price of $1 per share.

A copy of the Commitment Letter is attached hereto as Exhibit 10.1 and incorporated by reference herein.

Entrance into Standby Equity Distribution Agreement with YA Global Investments, L.P.

On September 29, 2008, the Company entered into a Standby Equity Distribution Agreement (the “SEDA”), a copy of which is attached hereto as Exhibit 4.1, with YA Global Investments, L.P. (“YA”), an affiliate of Yorkville Advisors, for the sale of up to $15,000,000 of shares of the Company’s common stock over a two year commitment period.   In connection with entering into the SEDA, the Company also entered into a Registration Rights Agreement with YA, a copy of which is attached hereto as Exhibit 4.2.

Under the terms of the SEDA, the Company may from time to time, in its discretion, sell newly-issued shares of its common stock to YA at a discount to market of 5%. The amount of each advance is generally limited to $400,000 in any weekly period.  The Company is not obligated to utilize any of the $15 million available under the SEDA and there are no minimum commitments or minimum use penalties.

Based upon the Company’s currently outstanding shares of common stock, and options and warrants to purchase common stock, the aggregate number of shares that the Company may sell under the SEDA without stockholder approval is currently limited to approximately 5.3 million shares. Unless stockholder approval is sought and obtained, the total amount of funds that ultimately can be raised under the SEDA over the two-year term will depend on the then-current price for the Company’s stock and the number of shares actually sold.  The Company’s proposed amendment to their credit facility with The Leaders Bank discussed above will also contain a covenant limiting the Company’s utilization of the SEDA to $9 million without the bank’s  prior consent.

The SEDA does not impose any restrictions on the Company’s operating activities. During the term of the SEDA, YA is prohibited from engaging in any short selling or derivative transactions related to the Company’s common stock. Pursuant to the Registration Rights Agreement, the Company also agreed to file with the Securities and Exchange Commission a registration statement, the effectiveness of which is a condition precedent to the purchase and sale of any shares of common stock under the SEDA.

Pursuant to the terms of the SEDA, the Company paid to YA a commitment fee of $300,000 by issuing 393,339 shares of the Company’s common stock.

A copy of the Standby Equity Distribution Agreement and the Registration Rights Agreement are attached hereto as Exhibit 4.1 and 4.2, respectively, and each is incorporated by reference herein.

Item 3.01.	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

Receipt of Notice of Delisting from NASDAQ.

On October 1, 2008, the Company received notice from the Nasdaq Listing Qualifications Department stating that the market value of its listed securities was below $35 million for 10 consecutive days, and that it was in violation of the requirement for continued listing on the Nasdaq Capital Market under Marketplace Rule 4310(c)(3)(B).  Nasdaq also informed the Company that it is not in compliance with either of Marketplace Rules 4310(c)(3)(A) or 4310(c)(3)(C), which together require either minimum stockholders’ equity of $2,500,000 or net income from continuing operations of $500,000 in the most recently completed fiscal year or in two of the last three most recently completed fiscal years for listing eligibility.

The Company has been provided 30 calendar days, or until October 31, 2008, to establish compliance with these continued listing requirements of the Nasdaq Capital Market.  This would require at a minimum that the market value of listed securities of the Company’s common stock remained above $35 million for a minimum of 10 consecutive business days at anytime prior to October 31, 2008.

In the event that the Company does not regain compliance by October 31, 2008, the Company will have the right to appeal a determination to delist its securities from the Nasdaq Capital Market.  The Company’s securities would remain listed on the Nasdaq Capital Market throughout the appeal process.

A copy of the press release dated October 3, 2008 announcing receipt of the Nasdaq staff letter is attached hereto as Exhibit 99.2.

Item 3.02.	Unregistered Sales of Equity Securities.

Issuance of Commitment Fee Shares Under the Standby Equity Distribution Agreement with YA

As noted in Item 1.01 above, in connection with the Company’s entry into the SEDA it paid to YA a commitment fee of $300,000 by issuing 393,339 shares of the Company’s common stock, which have not been registered under the Securities Act of 1933 (the “Securities Act”).  It is contemplated that future sales of the Company’s common stock under the SEDA will be made pursuant to an effective registration statement.

The shares of common stock issued in this private placement have not been registered under the Securities Act or state securities laws and may not be offered or sold in the United States absent registration with the Securities and Exchange Commission or an applicable exemption from the registration requirements. The Company relied on the exemption from the registration requirements of the Securities Act provided by Section 4(2) thereof and the rules and regulations promulgated thereunder. The private placement was made without general solicitation or advertising. The shares of common stock were offered and sold only to a purchaser that is an “accredited investor” as such term is defined in Rule 501 under the Securities Act.

Entrance into Stock Purchase Agreement with Wyeth

As noted in Item 1.01 above, in connection with the Company’s entry into the Development and Commercialization Agreement, the Company entered into a Stock Purchase Agreement dated as of September 29, 2008 with Wyeth, in the form attached hereto as Exhibit 4.3.  Pursuant to the Stock Purchase Agreement, Wyeth purchased 1,888,606 shares of the Company’s Common Stock, par value $0.01 per share, for $1,714,854.25.

The shares of common stock issued in the private placement have not been registered under the Securities Act or state securities laws and may not be offered or sold in the United States absent registration with the Securities and Exchange Commission or an applicable exemption from the registration requirements. The Company relied on the exemption from the registration requirements of the Securities Act provided by Section 4(2) thereof and the rules and regulations promulgated thereunder. The private placement was made without general solicitation or advertising. The shares of common stock were offered and sold only to a purchaser that is an “accredited investor” as such term is defined in Rule 501 under the Securities Act.

A copy of the Stock Purchase Agreement is attached hereto as Exhibit 4.3 and is incorporated by reference herein.

Item 8.01.	Other Events

Submission by the Company of a New Drug Application

On September 30, 2008, the Company submitted a new drug application (“NDA”) for its lead product, cethromycin.  The NDA submission is based on a full clinical development and manufacturing program for cethromycin. The program included two global Phase III pivotal studies for the treatment of mild-to-moderate CAP in which cethromycin was dosed at 300 milligrams once daily for seven days compared to the standard of care therapy, Biaxin, which was dosed at 250 milligrams twice daily for seven days. The data from these trials showed that cethromycin was non-inferior to Biaxin with a similar safety profile. The most common adverse reactions for cethromycin were taste disturbance, diarrhea, nausea and headache.  More than 5,000 patients have been treated with cethromycin in 53 clinical trials to date.

The Company holds its rights to cethromycin under an exclusive worldwide license (except in Japan) from Abbott Laboratories.  Pursuant to the terms of the Company’s license agreement with Abbott, the submission by the Company of the cethromycin NDA triggers an obligation on the part of the Company to make a milestone payment to Abbott in the amount of $10 million.

A copy of the press release dated October 1, 2008 announcing submission of the NDA is attached hereto as Exhibit 99.3.

Item 9.01.	Financial Statements and Exhibits.

(d)           Exhibits:

Exhibit No.	Description

4.1	Standby Equity Distribution Agreement dated as of September 29, 2008 by and between YA Global Investments, L.P. and Advanced Life Sciences Holdings, Inc.

4.2	Registration Rights Agreement dated as of September 29, 2008 by and between YA Global Investments, L.P. and Advanced Life Sciences Holdings, Inc.

4.3	Stock Purchase Agreement dated as of September 29, 2008 by and between Wyeth and Advanced Life Sciences Holdings, Inc.

10.1	Commitment Letter dated as of September 29, 2008 from The Leaders Bank to Advanced Life Sciences Holdings, Inc.

99.1	Press Release dated October 1, 2008 relating to the Development and Commercialization Agreement.

99.2	Press Release dated October 3, 2008 relating to the Delisting Notice.

99.3	Press Release dated October 1, 2008 relating to the submission of the new drug application.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ADVANCED LIFE SCIENCES HOLDINGS, INC.

Dated: October 3, 2008	By:	/s/ Michael T. Flavin
	Name:	Michael T. Flavin, Ph.D.
	Title:	Chairman and Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description
4.1	Standby Equity Distribution Agreement dated as of September 29, 2008 by and between YA Global Investments, L.P. and Advanced Life Sciences Holdings, Inc.

4.2	Registration Rights Agreement dated as of September 29, 2008 by and between YA Global Investments, L.P. and Advanced Life Sciences Holdings, Inc.

4.3	Stock Purchase Agreement dated as of September 29, 2008 by and between Wyeth and Advanced Life Sciences Holdings, Inc.

10.1	Commitment Letter dated as of September 29, 2008 from The Leaders Bank to Advanced Life Sciences Holdings, Inc.

99.1	Press Release dated October 1, 2008 relating to the Development and Commercialization Agreement.

99.2	Press Release dated October 3, 2008 relating to the Delisting Notice.

99.3	Press Release dated October 1, 2008 relating to the submission of the new drug application.